Exhibit 10.3

LAWSON PRODUCTS, INC.

AMENDED AND RESTATED RESTRICTED STOCK AWARD AGREEMENT

This Amended and Restated Restricted Stock Award Agreement (the “Agreement”) is entered into as of April 11, 2018 (the “Award Date”) between Lawson Products, Inc. (the “Company”) and Michael G. DeCata (the “Participant”). Any term capitalized but not defined in this Agreement shall have the meaning set forth in the Lawson Products, Inc. 2009 Equity Compensation Plan, as amended and restated effective May 13, 2014, and as further amended April 9, 2018 (the “Plan”).

WHEREAS, the Company and Executive desire to amend and restate that certain Restricted Stock Award Agreement dated as of January 13, 2017 (the “Original Grant Date”), between the Company and Participant (the “Prior Agreement”), in order to reflect the cancellation of the 2,000 restricted shares of Common Stock granted under the Prior Agreement as of the Original Grant Date (the “Prior Grant”) and the new grant of restricted shares set forth herein.

NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties agree as follows:

WHEREAS, the Plan allows for the grant of a Stock Award to Employees of the Company as approved by the Committee. In exercise of its discretion under the Plan, the Committee has determined that the Participant should receive a Stock Award under the Plan and, accordingly, the Company and the Participant hereby agree as follows:

1.    Cancellation of Prior Grant. The Prior Grant is cancelled and neither the Company nor any Subsidiary shall have any further obligations to the Participant with respect to such forfeited restricted shares.

2.    Grant. The Company hereby grants to the Participant a Stock Award (the “Award”) of 2,000 shares of Common Stock, subject to the restrictions set forth in this Agreement (the “Restricted Shares”). The Award shall be subject to the terms and conditions of the Plan and this Agreement.

3.    No Rights as Stockholder. With respect to the Restricted Shares subject to this Award, the Participant will have all of the rights of a holder of shares of Common Stock, including the right to receive dividends and to vote the shares of Common Stock; provided, however, that any cash or shares of Common Stock distributed as a dividend or otherwise with respect to any Restricted Shares as to which the restrictions have not yet lapsed, shall be subject to the same restrictions as such Restricted Share under Section 4 and held or restricted.

4.    Vesting. Subject to the Participant’s continued Service with the Company through such dates, the Restricted Shares evidenced by this Agreement shall, except as otherwise provided in this Agreement, vest in full on, and not until, December 31, 2019 (the “Vesting Date”). Upon vesting, the Restricted Shares shall no longer be subject to the transfer restrictions pursuant to Section 9 hereof or cancellation pursuant to Section 5 hereof. Notwithstanding the foregoing, the Award shall become 100% vested on the date a Change in Control of the Company is consummated.

5.    Effect of Termination of Service.

(a)    If the Participant’s Service is terminated by the Company without Cause, the Participant shall vest in the number of Restricted Shares that would have vested had the Participant continued to provide Services to the Company through the Vesting Date multiplied by a fraction, the numerator of which shall be the number of days between the Original Award Date and the date the Participant’s Service was terminated and the denominator of which shall be 717. Any unvested portion of the Award shall be forfeited as of the effective date of the termination of Service and neither the Company nor any Subsidiary shall have any further obligations to the Participant under this Agreement with respect to such forfeited Restricted Shares.

(b)    If for any reason other than as described in subsection (a) above, the Participant terminates Service with the Company and its Subsidiaries before the Vesting Date, the unvested portion of the Restricted Shares shall be forfeited as of the effective date of the termination of Service. Neither the Company nor any Subsidiary shall have any further obligations to the Participant under this Agreement with respect to such forfeited Restricted Shares.

6.    Issuance. The Restricted Shares shall be issued by the Company and shall be registered in the Participant’s name on the stock transfer books of the Company promptly after the date hereof in book-entry form, subject to the Company’s directions at all times prior to the date the Restricted Shares vest. As a condition to the receipt of the Restricted Shares, the Participant shall at the request of the Company deliver to the Company one or more stock powers, duly endorsed in blank, relating to the Restricted Shares. The Committee may cause a legend or legends to be put on any stock certificate relating to the Restricted Shares to make appropriate reference to such restrictions as the Committee may deem advisable under the Plan or as may be required by the rules, regulations, and other requirements of the Securities and Exchange Commission, any exchange that lists the Restricted Shares, and any applicable federal or state laws.

7.    Post-Vest Holding Requirement. Notwithstanding anything in the Equity Plan or this Agreement to the contrary, the Participant is required to hold (and not transfer or otherwise dispose of) one-hundred percent (100%) of the Restricted Shares that vest and convert to shares of Common Stock, net of taxes (“Net Shares”), until two (2) years after December 31, 2019 (the conversion date with respect to such Net Shares); provided, that this requirement shall lapse in the event of the Participant’s death, Disability or a Change in Control.

8.    No Right to Continued Service. Nothing in the Plan or this Agreement shall be construed as creating any right in the Participant to continued Service, or as altering or amending the existing terms and conditions of the Participant’s Service.

9.    Nontransferability. The Restricted Shares are not transferable except to the Participant’s beneficiary upon the death of the Participant.

10.    Administration. The Committee administers the Plan. The Participant’s rights under this Agreement are expressly subject to the terms and conditions of the Plan and to any guidelines the Committee adopts from time to time. The Participant hereby acknowledges receipt of a copy of the Plan.

11.    Interpretation. Any interpretation by the Committee of the terms and conditions of the Plan and this Agreement shall be final. This Agreement shall be governed by and construed under the laws of the State of Illinois, determined without regard to its conflicts of law rules, except as such laws are preempted by applicable federal law. If any provision of this Agreement shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective. The jurisdiction and venue for any disputes arising under, or any action brought to enforce (or otherwise relating to), this Agreement shall be exclusively in the courts in the State of Illinois, County of Cook, including the Federal Courts located therein (should Federal jurisdiction exist).

12.    Sole Agreement. This Award is in all respects subject to the provisions set forth in the Plan to the same extent and with the same effect as if set forth fully herein. In the event that the terms of this Award conflict with the terms of the Plan, the Plan shall control. This Agreement is the entire agreement between the parties to it, and any and all prior oral and written representations are merged in this Agreement. This Agreement may be amended only by written agreement between the Participant and the Company.

13.    Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the Award by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

14.    Restrictive Covenants. In consideration of the receipt of this Award, the Participant agrees to the terms of the restrictive covenants set forth in Exhibit A to this Agreement.

15.    Withholding Tax. Vesting and settlement of the Restricted Shares shall be subject to the Participant satisfying any applicable federal, state, local, and foreign tax withholding obligations. The Company or any Subsidiary may withhold shares of Common Stock from all amounts payable to the Participant in connection with the Restricted Shares to satisfy any applicable taxes required by law.

16.    Compensation Recovery Policy. Notwithstanding any provision in the Plan or in this Agreement to the contrary, the Award will be subject to recovery under the Company’s Compensation Recovery Policy as may be in effect from time to time, including, without limitation, the provisions of any such policy required by Section 10D of the Exchange Act and any applicable rules or regulations issued by the U.S. Securities and Exchange Commission or any national securities exchange or national securities association on which the Common Stock may be traded.

17.    Counterparts. The parties may execute this Agreement in one or more counterparts, all of which together shall constitute but one Agreement.

IN WITNESS WHEREOF, the Company and the Participant have duly executed this Agreement as of the day and year first above written.

Participant		Lawson Products, Inc.

By:	/s/ Michael G. DeCata	By:	/s/ Neil E. Jenkins
	Michael G. McCata		Neil E. Jenkins
		Its:	Executive Vice President, Secretary and General Counsel

Exhibit A

Restrictive Covenants

1.	Restrictive Covenants. Participant understands the global nature of the Company’s businesses and the effort the Company undertakes to develop and protect its business and its competitive advantage. Accordingly, Participant agrees that the scope and duration of the restrictions described in this Exhibit A are reasonable and necessary to protect the legitimate business interests of the Company. Participant further agrees that during the period of Participant’s Service and for a period of one year following Participant’s separation from Service, Participant shall not:

(a)    singly, jointly, or in any other capacity, in a manner that contributes to any research, technology, development, account, trading, marketing, promotion, or sales and that relates to Participant’s Service with the Company, directly or beneficially, manage, join, participate in the management, operation or control of, or work for (as an employee, consultant or independent contractor), or permit the use of his name by, or provide financial or other assistance to, any entity that directly competes with the Company, without the express written approval of the Chief Executive Officer of the Company;

(b)    provide any service or assistance that (i) is of the general type of service or assistance provided by Participant to the Company, (ii) relates to any technology, account, product, project or piece of work with which Participant was involved during his Service, and (iii) contributes to causing an entity to come within the definition described in Section l(a) of this Exhibit A;

(c)    solicit or accept if offered to Participant, with or without solicitation, on his or her own behalf or on behalf of any other person, the services of any person who is a then-current employee of the Company (or was an employee of the Company during the year preceding such solicitation), nor solicit any of the Company’s then-current employees (or an individual who was employed by or engaged by the Company during the year preceding such solicitation) to terminate employment or an engagement with the Company, nor agree to hire any then-current employee (or an individual who was an employee of the Company during the year preceding such hire) of the Company into employment with Participant or any company, individual or other entity;

(d)    directly or indirectly divert or attempt to divert from the Company any business in which the Company has been actively engaged during Participant’s Service, nor interfere with the relationships of the Company or with their sources of business, or

(e)    in writing or orally, malign, denigrate or disparage the Company or its Subsidiaries, predecessors, or successors, or any of the current or former directors, officers, employees, shareholders, agents, or representatives of any of the foregoing, with respect to any of their respective past or present activities, or otherwise make any public statements (whether in writing or orally) that tend to portray any of the aforementioned parties in an unfavorable light.

2.	Confidentiality. Participant acknowledges that the Company or a Subsidiary may disclose secret or confidential information to Participant during the period of Participant’s Service to enable Participant to perform his or her duties. Participant agrees that, subject to the following sentence, Participant shall not during his or her Service (except in connection with the proper performance of his or her duties) and thereafter, without the prior written consent of the Company, disclose to any person or entity any material or significant secret or confidential information concerning the business of the Company or a Subsidiary that was obtained by Participant in the course of Participant’s Service. This paragraph shall not be applicable if and to the extent Participant is required to testify in a legislative, judicial or regulatory proceeding pursuant to an order of Congress, any state or local legislature, a judge, or an administrative law judge, or if such secret or confidential information is required to be disclosed by Participant by any law, regulation or order of any court or regulatory commission, department or agency. Participant further agrees that if Participant’s Service is terminated for any reason, Participant will not take, but will leave with the Company or a Subsidiary, all records and papers and all matter of whatever nature that bears secret or confidential information of the Company or a Subsidiary. For purposes of this Exhibit A, the term “secret or confidential information” shall include, but not be limited to, any and all records, notes, memoranda, data, writings, research, personnel information, customer information, clearing members’ information, the Company’s and any Subsidiary’s financial information and plans, processes, methods, techniques, systems, formulas, patents, models, devices, compilations or any other information of whatever nature in the possession or control of the Company or a Subsidiary, that has not been published or disclosed to the general public, the options industry or the commodities futures industry, provided that such term shall not include knowledge, skills, and information that is common to the trade or profession of Participant.

3.	Judicial Modification. If the final judgment of a court of competent jurisdiction declares that any term or provision of Section 1 or 2 of this Exhibit A is invalid or unenforceable, the parties agree that (a) the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or geographic area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, (b) the parties shall request that the court exercise that power, and (c) this Exhibit A shall be enforceable as so modified after the expiration of the time within which the judgment or decision may be appealed.

4.

Remedies. Participant agrees that in the event of a breach or threatened breach of any of the covenants contained in Sections 1 or 2 of this Exhibit A, in addition to any other penalties or restrictions that may apply under any employment agreement, state law, or otherwise, the Company may, in its discretion and upon written notice to Participant, cause Participant to forfeit any and all Awards granted to him or her under the Plan which remain unvested as of the date of the breach or threatened breach of any of the covenants contained in Sections 1 or 2 of this Exhibit A. The forfeiture provisions of this Section 4 shall continue to apply, in accordance with their terms, after the provisions of any employment or other agreement between the Company and Participant have lapsed. Participant consents and agrees that if Participant violates or threatens to violate any provisions of Sections 1 or 2 of this Exhibit A, the Company or its successors in interest shall be entitled, in addition to any other remedies that they may have, including money damages, to an injunction to be issued by a court of competent jurisdiction restraining Participant from committing or continuing any violation of Sections 1 or 2 of this Exhibit A In the event that Participant is found to have breached any provision set forth in Section 1 of this Exhibit A, the time period provided for in that provision shall be deemed tolled (i.e., it will not begin to run) for so long as Participant was in violation of that provision.